SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Johnson Outdoors Inc.

        On March 4, 2005, Johnson Outdoors Inc. (the “Company”) sent a letter to shareholders of the Company (the “Shareholder Letter”), respecting the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into the Company. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. A copy of the Shareholder Letter follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

March 4, 2005

Dear Johnson Outdoors Shareholder:

On March 22, 2005, shareholders will make an important decision regarding the future of Johnson Outdoors. A special shareholder meeting is being held that day to consider the proposed merger between Johnson Outdoors and JO Acquisition Corp. Your vote is very important and will help to determine the future of the Company.

Under the terms of the proposed merger, which was announced on October 29, 2004, all shareholders of Johnson Outdoors, other than JO Acquisition Corp. and members of the Johnson family (the Buy-Out Group), would receive $20.10 per share in cash, and the Buy-Out Group would acquire 100% ownership of Johnson Outdoors.

The members of your Board of Director’s special committee of independent directors, after careful deliberation and consultation with our expert outside financial and legal advisors, determined that the proposed merger is fair to and in the best interests of the unaffiliated shareholders of Johnson Outdoors. Following our unanimous recommendation of the merger proposal, the Board of Directors of Johnson Outdoors approved the merger agreement. The entire Board of Directors believes the $20.10 offer price appropriately values your investment and recommends that shareholders vote FOR approval of the merger agreement.

Additionally, on March 2, 2005, Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, recommended that Johnson Outdoors shareholders vote FOR Johnson Outdoors’ proposed merger with JO Acquisition Corp. In its report, ISS stated, “Based on our review of the terms of the transaction . . . in particular the premium paid to current shareholders and the procedural safeguards taken in negotiating the terms, we believe that the merger agreement warrants shareholder support.”*

This is how and why the special committee reached its determination that the merger proposal is in the best interest of Johnson Outdoors’ shareholders:

•	Careful Consideration — The special committee met no fewer than 21 times to consider the proposed merger and rejected two lower offers from the Johnsons before recommending acceptance of the final $20.10 per share offer. We considered the proposal not only in relation to the then-current market price of Johnson Outdoors common stock, but also in relation to the then-current value of Johnson Outdoors in a freely negotiated transaction and the future value of Johnson Outdoors as an independent entity, among other factors.

•	Outside Advisors — Throughout this process, we relied on the advice and counsel of our outside financial and legal advisors, William Blair &Company and Skadden, Arps, Slate, Meagher & Flom, respectively. Both firms were retained after a careful selection process.

*  Permission to use quotation neither sought nor obtained.

•	Thorough Evaluation — William Blair undertook a thorough financial analysis that included a review of Johnson Outdoors’ historical stock price performance as well as a number of other analyses. Based on these analyses, William Blair concluded in its written opinion dated October 28, 2004 that the merger consideration of $20.10 per share in cash was fair, from a financial point of view, to the shareholders of Johnson Outdoors other than the Buy-Out Group.

The all-cash price of $20.10 per share represents a 21.2 % premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the Buy-Out Group’s initial $18.00 offer and a 53.7 % premium to the 52-week average closing price prior to the February 20, 2004 announcement of the offer.

Among other required votes, approval of the merger agreement requires the affirmative vote of 66 2/3 % of the votes entitled to be cast at the special meeting by shareholders other than members of the Buy-Out Group. Your vote is very important. We hope you will take the time to complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by telephone, via the Internet, or by following the instructions on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

The special meeting of the shareholders of Johnson Outdoors Inc. will be held on March 22, 2005 at 9:30 a.m., Central time, at the Racine Marriott, Grand Ballroom, located at 7111 West Washington Avenue (Highway 20), Racine, Wisconsin 53406.

Thank you for your continued support of Johnson Outdoors throughout this process. Once again, we support the proposed merger agreement and encourage you to vote FOR the transaction before the March 22, 2005 meeting date.

Sincerely,

/s/ Thomas Pyle
Thomas Pyle
Chairman of the Special Committee of the Board of Directors of Johnson Outdoors Inc.

/s/ John M. Fahey, Jr.
John M. Fahey, Jr.
Member of the Special Committee of the Board of Directors of Johnson Outdoors Inc.

/s/ Terry E. London
Terry E. London
Member of the Special Committee of the Board of Directors of Johnson Outdoors Inc.

If you have any questions, please contact:
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